Exhibit 99.1 NEWS RELEASE

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Weyerhaeuser Announces Appointment of James C. O’Rourke to Board of Directors

SEATTLE, August 3, 2023 — Weyerhaeuser Company (NYSE: WY) today announced the appointment of James “Joc” C. O’Rourke, president and chief executive officer and a director of The Mosaic Company, to the company’s board of directors. His appointment is effective immediately.

"We are very pleased to welcome Joc to the Weyerhaeuser board of directors," said Rick R. Holley,

chairman of the board of directors. "Joc brings more than 25 years of experience in mining and processing positions, including proven success leveraging growth opportunities in commodities markets and managing international supply chains and customers. He has an exceptional track record of focusing on people, safety, innovation and operational efficiency, as well as a deep commitment to sustainability and improving environmental performance and climate impact.”

The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients used to support fertilizers and feed ingredients for the global agriculture industry. O’Rourke joined the company in 2009 as executive vice president – operations and for his first six years had responsibility for Mosaic’s global mining and processing operations, supply chain, procurement, and environment, health and safety organizations. He was appointed president and chief executive officer in August 2015.

Prior to joining Mosaic, O'Rourke was president of Australia Pacific for Barrick Gold Corporation, the largest gold producer in Australia, and he has held various management, engineering and other roles in the mining industry in Canada and Australia. O’Rourke holds a bachelor of science degree in mining and mineral engineering from the University of British Columbia in Vancouver, Canada, and an executive master of business administration degree from INSEAD in Fontainebleau, France. He also serves as a director, chair of the Compensation and Human Resources Committee and member of the Nominating and Governance Committee of The Toro Company.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2022, we generated $10.2 billion in net sales and employed approximately 9,200 people who serve customers worldwide. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.